Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement (“Agreement”) is entered into on January 5, 2007, by and between SEMCO ENERGY, INC., a Michigan corporation (“Borrower”), whose address is 1411 Third Street, Suite A, Port Huron, Michigan 48060 and Charter One Bank, N.A., a national banking association (“Bank”) whose address is 27777 Franklin Road, Suite 1900, Southfield, Michigan 48034.

In consideration of the mutual agreements contained herein, Bank may, in its sole and absolute discretion, make available to Borrower loan funds not to exceed an aggregate principal amount outstanding of Fifteen Million and 00/100 ($15,000,000) Dollars (“Loan”) upon the following terms and conditions:

1.     Method of Borrowing. Each advance under this Agreement (the “Advance” and collectively, the “Advances”) shall be offered to Borrower through its representative(s) by a duly authorized representative of the Bank, at the interest rate provided below to be repaid by Borrower as provided herein. Requests for, offers of, and acceptance of Advances between Bank and Borrower may be made in writing (including facsimile transmission or e-mail transmission provided that any signatures required thereon are actual signatures and not computer-generated signatures) or orally (including telephonic communication) (each, an “Advance Notice”). Each Advance Notice shall specify the dollar amount of such Advance and the duration of the borrowing period therefor, which borrowing period shall be a period (the “Borrowing Period”) agreed to by Bank ending no later than the Maturity Date (as hereinafter defined). All Advances, accrued and unpaid interest thereon and all other amounts owing from Borrower to Bank shall be due and payable in full on October 31, 2007 (the “Maturity Date”) and otherwise in accordance with Section 4 hereof. All Advances shall be in immediately available funds. The terms of an offered Advance shall be open for acceptance by Borrower until 3:00 p.m. (Eastern time) on the day of notification to Borrower by Bank of such offering; and the offering shall be deemed withdrawn if not accepted within that time period. All terms offered with respect to the Advances shall be determined by Bank in its sole discretion provided such terms are not inconsistent with any provision contained in this Agreement.

Any Advance shall be conclusively presumed to have been made to, for the benefit of, and at the request of Borrower when: (a) (i) the Advance is deposited or credited to an account of Borrower with Bank, notwithstanding that such Advance was requested, orally or in writing and (ii) any part of such Advance is withdrawn from the account; or (b) the Advance is made in accordance with oral or written instructions of an authorized representative of Borrower. The Borrower will provide a written listing of authorized representatives to the Bank. Borrower agrees that Bank may rely on any such telephonic or telecopy notice given by any person Lender in good faith reasonably believes is an authorized representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation the written notice shall govern if Bank acted in reliance thereon.

NOTWITHSTANDING ANY PROVISION OR INFERENCE TO THE CONTRARY, THE BANK SHALL HAVE NO OBLIGATION TO EXTEND ANY CREDIT TO OR FOR THE ACCOUNT OF BORROWER BY REASON OF THIS AGREEMENT.

2.     Interest Rate. Each Advance shall bear interest at an “Offering Rate” which shall mean such interest rates and terms offered by Bank and accepted by Borrower. Principal and interest on Advances at an Offering Rate shall be payable as required herein. Interest shall be computed on the basis of a 360 per day year for the actual number of days in the interest period. (“Actual/360 Computation”). Bank’s Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) interest rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the interest period.

3.     Recordation of Advances. All Advances shall be charged to an account in Borrower’s name on Bank’s books (the “Loan Account”), and Bank shall debit to such Loan Account the amount of each Advance when made and credit to such account the amount of each repayment. Bank shall render to Borrower from time to time a statement of account setting forth the Borrower’s loan balance in said Loan Account which shall be deemed to be correct and accepted by and binding upon Borrower, unless Bank receives a written statement of exceptions within twenty (20) calendar days after such statement has been rendered to Borrower. Such statement of account shall be prima facie evidence of the principal sum and accrued interest in the absence of such statement of exceptions.

4.     Payment of Advances. Borrower shall pay all amounts owing hereunder for principal and interest on each Advance (time being of the essence), in the account of the Bank designated for such payment via wire transfer, as follows:

(i) principal payments shall be made on the last day of the applicable Borrowing Period; and

(ii) interest payments shall be made monthly on the last day of each month.

5.     Posting of Payments. All payments received during normal banking hours after 3:00 P.M. Eastern time shall be deemed received at the opening of the next banking day.

6.     Prepayment. (a) Borrower may prepay in whole or in part subject to Section 6(b) below, any amounts due and owing hereunder. No partial prepayment shall affect the obligation of Borrower to make any payment of the remaining principal or interest due with respect to such Advance until such Advance has been paid in full.

(b)     If Borrower makes any payment of principal with respect to any Advance on any day other than the last day of the applicable Borrowing Period therefor (whether voluntarily, by acceleration, or otherwise), or if Borrower fails to borrow an Advance after notice has been given by Borrower to Bank in accordance with the terms of this Agreement requesting such Advance and Bank has agreed to make such Advance, or if Borrower fails to make any payment of principal in respect of any Advance when due, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, but excluding any portion of such loss attributable to the Bank’s margin, as determined by the Bank which determination shall be conclusive absent manifest error. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a term comparable to the Borrowing Period of such Advance; provided, however, Bank may fund any Advance in any manner it deems fit and the foregoing assumption shall be utilized only for the purpose of the calculation of amounts payable under this paragraph.

7.     Conditions Precedent. Each and every Advance which has been offered and accepted pursuant to this Agreement is subject to the following conditions precedent: (a) Borrower shall be in compliance with all of the terms and conditions set forth herein and an Event of Default as specified herein, or an event which upon notice or lapse of time or both would constitute such an Event of Default, shall not have occurred or be continuing at the time of such Advance; (b) Bank shall have received a certified resolution authorizing borrowings by Borrower under this Agreement; (c) Bank shall have received a copy of the Borrower’s audited financial statements for the fiscal year ending December 31, 2005; and (d) Borrower shall deliver to Bank such information and documents as Bank may reasonably request from time to time. Upon acceptance of any Advance, the Borrower shall be deemed to have made an affirmative representation that there does not exist any Event of Default hereunder.

8.     Representations, Warranties. Borrower represents and warrants to the Bank, all of which representations and warranties shall be true on the date hereof and on the date any Advance is made hereunder:

(a)     Existence and Authority. Borrower is duly organized, validly existing and in good standing under the laws of its state of incorporation. Borrower has the legal power and authority and is duly authorized to: (a) execute and perform its obligations under the Loan Agreement and any other documents executed in connection herewith (collectively, the “Loan Documents”) to which it is a party and such documents constitute the Borrower’s valid and binding legal obligation enforceable in accordance with their terms, (b) borrow money in accordance with the terms of this Loan Agreement, and (c) do any and all other things required of it hereunder. Borrower has the legal power and authority to carry out its business as now being conducted and is qualified to do business in the State of Michigan and in every jurisdiction where the nature of its business or the property owned or operated by it makes such qualification necessary and where the failure to be so qualified would reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Borrower.

(b)     Financial Information. All financial data and information which has been or shall hereafter be furnished to the Bank has been and/or shall be prepared in substantially the same form as the management prepared financial statements provided by Borrower to current lenders under the Corporate Credit Facility and fully and fairly presents the financial condition of the Borrower (any accounting terms used in this Loan Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP). There has been no material adverse change in the properties, business, assets or financial condition of Borrower taken as a whole since the date of Borrower’s latest financial statements filed with the Securities and Exchange Commission.

(c)     Compliance. The execution of the Loan Documents shall not violate any other agreements of which Borrower is a party.

(d)     Subsidiaries. As of the date hereof, except as disclosed in Borrower’s most recent annual report on Form 10-K most recently filed with the Securities and Exchange Commission, the Borrower has no subsidiaries.

9.     Reporting; Covenants.

(a)     The Borrower shall furnish to the Bank or make available to Bank on Borrower’s website:

(i) as soon as available, and in any event within 105 days after the close of the Borrower’s fiscal year, a copy of the Borrower’s consolidated financial statements (form 10-K) for such year, audited and certified without qualification by an independent public accountant of recognized standing,;

(ii) as soon as possible, and in any event within 60 days after the close of the Borrower’s fiscal quarter, a copy of the Borrower’s quarterly report (10-Q) filed with the U.S. Securities and Exchange Commission;

(iii) contemporaneously with the furnishing of the Borrower’s 10-Q or 10-K U.S. securities filings, a confidential copy of the quarterly compliance certificate delivered by the Borrower to the Administrative Agent under that certain Credit Agreement dated as of September 15, 2005 (such agreement, as may be amended, restated, supplemented or replaced from time to time, shall be referred to herein as the “Corporate Credit Facility”), between and among the Borrower, LaSalle Bank Midwest National Association, as Administrative Agent, and the Lenders party thereto; and

(iv) notice of any amendment or modification of the Corporate Credit Facility as soon as possible upon execution or effectiveness thereof.

(b)     Each Subsidiary (as defined in the Corporate Credit Facility) that has delivered, or may at any time be required to deliver, in accordance with the terms of the Corporate Credit Facility, a guaranty to the Administrative Agent under the Corporate Credit Facility, shall execute and deliver, and Borrower shall cause each such Subsidiary to execute and deliver, to Bank a guaranty agreement whereby such Subsidiary becomes a guarantor of the obligations of the Borrower under this Agreement, together with such certificates, resolutions, formation documents and opinions of counsel as the Bank may reasonably request.

(c)     Until the Advances, interest thereon and all other amounts owing from Borrower to Bank hereunder have been paid in full, the Borrower covenants and agrees that it will not create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon the of its assets other than Permitted Liens. “Permitted Liens” shall mean:

(i)     Liens, mortgages, security interests and other encumbrances to or in favor of Bank;

(ii)     Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings and, if requested by the Bank, bonded in an amount and manner satisfactory to the Bank;

(iii)     Liens, not delinquent, created by statute in connection with worker’s compensation, unemployment insurance, social security and similar statutory obligations;

(iv)     Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

(v)     Minor encumbrances or imperfections of title consisting of existing or future zoning restrictions, existing recorded rights-of-way, existing recorded easements, existing recorded private restrictions or future public restrictions on the use of real property, none of which (individually or in the aggregate) materially impairs, or would materially impair, the present or future use of such property in the operation of the business for which it is used, or would be violated in any material respect by any existing or proposed structure or land use or would have a material adverse effect on the sale or lease of such property, or render title thereto unmarketable;

(vi)     The “Permitted Liens” as defined in the Corporate Credit Facility; and

(vii)     The “Permitted Liens” as defined in that certain Indenture dated as of May 21, 2003, among Borrower and Fifth Third Bank, as trustee, relating to Borrower’s 7-1/8 % Senior Notes due 2008.

10.     Events of Default. Upon the occurrence of any one or more of the following “Events of Default,” the entire unpaid principal balance of the Loan shall at the option of the Bank become immediately due and payable without demand, notice or protest (which are hereby waived):

(a) Nonpayment; Nonperformance. Borrower fails to pay any principal amounts hereunder when due, fails to pay any other amount due hereunder within three business days of when due or fails to observe or perform any obligation or covenant, as required under this Agreement, or any other document furnished in connection herewith, or contained in any other agreement between Bank and Borrower and such failure continues for more than thirty (30) days after notice to Borrower.

(b) False Warranty. Any representation or warranty made by Borrower in connection with this Agreement is determined by Bank to have been false or misleading in any material respect when made.

(c) Default on Other Obligations. (i) Borrower defaults in the payment of interest, principal, or fees on any indebtedness in respect of any borrowed money in excess of $10,000,000, and such failure continues after the expiration of any applicable grace period and such defaults causes or permits the holders of such indebtedness to accelerate the maturity thereof or (ii) the occurrence of an “Event of Default” under and as defined in the Corporate Credit Facility.

(d) Judgment Entered. Final judgment for the payment of money is entered against Borrower in excess of $5,000,000 and remains undischarged for a period of 30 days, unless execution on such judgment shall be effectively stayed.

(e) Bankruptcy. Borrower (i) files a petition as Debtor under the Bankruptcy Code or makes an assignment for the benefit of creditors, or (ii) becomes the object of insolvency proceedings or is named debtor in an involuntary petition under the Bankruptcy Code and such proceedings or such petition is not dismissed against Borrower within 60 days.

(f) Change of Control. There shall occur a change of control or comparable event under Section 13.1.11 of the Corporate Credit Facility.

11.     Acceleration Upon Default. Upon any Event of Default, Bank may, at Bank’s sole discretion, accelerate the maturity of the Loan and all other obligations of Borrower to Bank, and the total outstanding balance of principal and unpaid interest and such Advances and other obligations shall be immediately due and payable.

12.     Default Rate. In addition to all other rights contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, all outstanding Advances shall bear interest at the Effective Interest Rates plus 2% (“Default Rate”). The Default Rate shall apply from the occurrence of an Event of Default until the Advances or any judgment thereon is paid in full.

13.     Payment Application. All payments made by or on behalf of and all credits due to Borrower shall be applied and reapplied in whole or in part, so long as there does not exist any Event of Default hereunder, to such obligations as Borrower may specify or, if Borrower does not specify or there then exists an Event of Default, to such of Borrower’s obligations as are then due and payable and otherwise to any of Borrower’s obligations hereunder to the extent and in the manner that Bank may see fit.

14.     Attorneys’ Fees. Borrower shall pay all of Bank’s actual, reasonable and necessary expenses incurred to successfully enforce or collect the indebtedness under the Loan, including, without limitation, reasonable attorneys’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

15.     Usury. Anything contained herein to the contrary notwithstanding, if for any reason the effective rate of interest on any Advance should exceed the maximum lawful rate, the effective rate shall be deemed reduced to and shall be such maximum lawful rate, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Advance and not to the payment of interest, and (ii) if the Advance has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Advance or the refunding of the excess to be a complete settlement and acquittance thereof.

16.     Waivers. Borrower hereby waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind whatsoever except as otherwise required hereunder. Any failure by Bank to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time.

17.     Amendment and Severability. No amendment to or modification of this Agreement shall be binding upon either party unless in writing and signed by it. If any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

18.     Miscellaneous. This Agreement is fully assignable by Bank and all rights of Bank thereunder shall inure to the benefit of its successors and assigns. This Agreement may not be assigned by Borrower without the prior written consent of Bank and shall be binding upon Borrower and its successors and its permitted assigns. The captions contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of the Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Michigan, without regard to that state’s conflict of laws principles.

19.     WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE LOAN.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

        In Witness Whereof, the parties hereto have duly executed this Agreement as of the date stated above.

BORROWER:

SEMCO ENERGY, INC.
Taxpayer Identification Number: 38-2144267

By:	/s/ Michael V. Palmeri

Name:	Michael V. Palmeri
Title:	Senior Vice President and Chief Financial Officer and Treasurer

BANK:

CHARTER ONE BANK, N.A.

By:	/s/ Andre A. Nazareth

Name:	Andre A. Nazareth
Title:	Vice President